Exhibit 2.4

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of November 18, 2015, by and among Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), and each purchaser listed on Annex A hereto and a signatory hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, determined as set forth in Section 2.1(a) below (which aggregate amount for all Purchasers together shall be collectively referred to herein as the “Shares”).

C. Certain of the Purchasers are holders of convertible debt instruments issued by the Company and have agreed to convert their indebtedness into Shares subject to the conversion terms therein and otherwise in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing (or otherwise) against the Company or any of its properties or any officer, director or employee of the Company as of the date hereof acting in his or her capacity as an officer, director or employee of the Company before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

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“Actual Subscription Amount” with respect to a Purchaser shall mean the amount set forth opposite such Purchaser’s name under the Column “Actual Subscription Amount” on Annex A.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” means the closing of the purchase by the Purchasers listed on Annex A hereto and sale by the Company of Shares to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2.1(a) hereof.

“Closing Date” means the date on which the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 (other than those to be satisfied at the Closing) shall have been satisfied or waived or such earlier or later date as the parties hereto shall mutually agree.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company Counsel” means Cooley LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of the Chief Executive Officer, Chief Financial Officer and director of the Company or any of the foregoing individuals would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employment or fiduciary capacity, as applicable.

“Compliance Certificate” has the meaning set forth in Section 2.2(a)(v).

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, covenant not to compete, license, instrument, obligation or commitment, whether oral or written, together with all amendments and modifications thereto.

“Disclosure Schedules” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 3.1(r).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive

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right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Person and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (iv) self-regulatory organization (including the NASDAQ Stock Market).

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the business of the Company and its Subsidiaries as presently conducted.

“IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any IP Rights.

“Issuer Covered Person” has the meaning set forth in Section 3.1(r).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Material Adverse Effect” means any effect, change, event, circumstance, or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (i) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole; or (ii) the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (1) any rejection by a Governmental Body of a registration or filing by the Company relating to IP Rights; (2) resignation, termination or death of any individual director or officer of the Company, provided, however, that the resignation or termination of more than fifty percent (50%) of the Company’s directors or more than fifty percent (50%) of the Company’s officers during the period on and after the date hereof and prior to Closing may give rise to a Material Adverse Effect; (3) announcement or publication regarding the interest of an entity in competition with the Company’s business as currently conducted or as proposed to be conducted; (4) any change in the cash position of the Company which results from operations in the ordinary course of business; (5) any Effect resulting from the announcement or pendency of the Merger or this Agreement; (6) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (7) any change in GAAP or other accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (8) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company operates.

“Material Contract” has the meaning of “Eiger Material Contract” set forth in the Merger Agreement.

“Merger” means the transaction whereby a newly formed, wholly-owned subsidiary of Celladon Corporation, a Delaware corporation (“Celladon”) will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Celladon, and pursuant to which all of the outstanding shares of the Company’s capital stock will be exchanged for shares of the common stock, $0.0001 par value per share, of Celladon (the “Celladon Common Stock”) in accordance with the terms and conditions set forth in the Agreement and Plan of Merger and Reorganization to be entered into following the date of this Agreement (the “Merger Agreement”).

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“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” means $1.5002 per share of Common Stock.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registered IP” means all IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(iv).

“Stock Certificates” has the meaning set forth in Section 2.2(a)(iii).

“Subsidiary” means any entity in which the Company, directly or indirectly, owns a controlling interest in capital stock, equity or similar interest.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Transaction Documents” means this Agreement, the annexes and exhibits attached hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Celladon Form S-4” has the meaning set forth in Section 5.1(h).

“Transfer Agent” means the transfer agent for the Company, any successor transfer agent for the Company, or the Company, if the Company functions as its transfer agent.

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ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser listed on Annex A hereto, as it may be amended, and each Purchaser listed on Annex A hereto, as it may be amended, shall, severally and not jointly, purchase from the Company, such number of Shares equal to the quotient resulting from dividing (i) the “Actual Subscription Amount” for such Purchaser, as indicated opposite such Purchaser’s name on Annex A hereto by (ii) the Purchase Price, rounded down to the nearest whole Share.

(b) Closing. The Closing of the purchase and sale of the Shares shall take place at the offices of Company Counsel, 3175 Hanover St., Palo Alto, California on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(c) Form of Payment. At least five (5) days before the Closing Date, each Purchaser listed on Annex A hereto shall wire its Actual Subscription Amount in United States dollars and in immediately available funds, in the amount set forth opposite such Purchaser’s name on Annex A hereto by wire transfer to the account specified by Company Counsel, and within three (3) Business Days following the Closing Date, the Company shall deliver to each Purchaser listed on Annex A hereto one or more original Stock Certificates or book entry evidence of the Shares, free and clear of all restrictive and other legends except as expressly provided in Section 4.1(b) hereof, evidencing the number of Shares such Purchaser is purchasing as is calculated in accordance with Section 2.1(a) above.

2.2 Closing Deliveries.

(a) On or prior to the Closing with respect to the Purchasers listed on Annex A hereto, the Company shall issue, deliver or cause to be delivered to such Purchaser the following (the “Company Deliverables”):

(i) this Agreement, duly executed by the Company;

(ii) a legal opinion of Company Counsel dated as of the Closing Date and addressed to such Purchasers;

(iii) a copy of the stock certificates, free and clear of all restrictive and other legends except as provided in Section 4.1(b) hereof, evidencing the Shares subscribed for by the Purchasers hereunder to be registered in the names provided by the Purchasers as set forth on the Stock Certificate Questionnaire included as Exhibit B-2 hereto (the “Stock Certificates”), with the original Stock Certificates to be delivered to the addresses provided by the Purchasers on such Stock Certificate Questionnaires within three (3) Business Days following the Closing;

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(iv) a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the certificate of incorporation and bylaws of the Company (as the same may have been amended between the date hereof and the Closing Date) and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company, in the form attached hereto as Exhibit C;

(v) a certificate (the “Compliance Certificate”), dated as of the Closing Date and signed by the Company’s Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and (b) in the form attached hereto as Exhibit D;

(vi) a certificate evidencing the good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date within five (5) days of the Closing Date; and

(vii) a certified copy of the certificate of incorporation of the Company, as certified by the Secretary of State of the State of Delaware, as of a date within ten (10) days of the Closing Date.

(b) On or prior to the Closing with respect to the Purchasers listed on Annex A hereto, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i) this Agreement, duly executed by such Purchaser; and

(ii) a fully completed and duly executed Investor Questionnaire and Stock Certificate Questionnaire in the forms attached hereto as Exhibits B-1 and B-2, respectively.

(c) On the Closing, the Actual Subscription Amount with respect to each Purchaser to the Company by wire transfer to the account specified by Company counsel.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Purchasers as follows, except as disclosed in the disclosure schedules delivered by the Company hereunder (the “Disclosure Schedules”). The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 3 to the extent it is

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reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries and neither the Company nor its Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Person.

(b) Organization and Qualification. Each of the Company and its Subsidiary is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under this Agreement. Each of the Company and its Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified individually or in the aggregate would have a Material Adverse Effect. The Company has delivered to Purchaser accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for the Company and its Subsidiary.

(c) Authorization; Enforcement; Validity. The Company has the requisite corporate power to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been, or will be prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable law. Except as set forth on Schedule 3.1(c) of the Disclosure Schedules, there are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not

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and will not (i) conflict with or violate any provisions of the Company’s certificate of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract or (iii) subject to the receipt of the Required Approvals (as defined below), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected), except in the case of clause (ii) and clause (iii) such as would not individually have a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Shares on Form D with the Commission under Regulation D of the Securities Act and (iii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

(f) Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances imposed or permitted by the Company, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(g) Capitalization. The authorized capital of the Company currently consists of:

(i) 37,400,000 shares of Common Stock, 3,130,665 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements.

(ii) 30,787,500 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), 5,187,500 of which 30,787,500 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), 4,875,500 shares of which are issued and outstanding and 25,600,000 shares have been designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 24,935,950 shares of which are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Stock and Series A-1 Preferred Stock are as

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stated in the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on April 15, 2011, and as provided by the Delaware General Corporation Law. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements.

(iii) There are warrants to purchase 590,241 shares of Common Stock.

(iv) The Company has reserved 3,867,792 shares of Common Stock for issuance to employees, directors and consultants of the Company pursuant to its 2009 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 2,902,860 options have been issued and are currently outstanding, and 224,933 shares of Common Stock remain available for issuance to employees, directors and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Except for the Stock Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(v) Except as set forth in Section 3.1(g) of the Disclosure Schedules, none of the outstanding shares of Common Stock or Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Common Stock or Preferred Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Section 3.1(g) of the Disclosure Schedules, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Common Stock or Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities.

(vi) Other than this Agreement, there will be at the Closing no (A) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or other securities of the Company or its Subsidiary, or (B) contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or other securities of the Company or its Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiary.

(h) Intellectual Property.

(i) The Company, directly or through a Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all IP Rights, except for

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any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Material Adverse Effect.

(ii) Section 3.1(h)(ii) of the Disclosure Schedules is an accurate, true and complete listing of all Registered IP.

(iii) Section 3.1(h)(iii) of the Disclosure Schedules accurately identifies (A) all IP Rights licensed to the Company or any Subsidiary (other than (I) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any Subsidiary’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (B) the corresponding Contracts pursuant to which such IP Rights are licensed to the Company or any Subsidiary; and (C) whether the license or licenses granted to the Company or any Subsidiary are exclusive or non-exclusive.

(iv) Section 3.1(h)(iv) of the Disclosure Schedules accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any IP Rights. Except as identified in Section 3.1(h)(iv) of the Disclosure Schedules, the Company is not bound by, and no IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Subsidiary to use, exploit, assert, or enforce any IP Rights anywhere in the world.

(v) The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in IP Rights (other than IP Rights (A) exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Section 3.1(h)(iii) of the Disclosure Schedules and (B) (I) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any Subsidiary’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than those Encumbrances granted pursuant to the Company’s Contracts listed in Part Section 3.1(h)(iv) of the Disclosure Schedules). Without limiting the generality of the foregoing:

(A) All documents and instruments necessary to register or apply for or renew registration of Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Material Adverse Effect.

(B) Each Person who is or was an employee or contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such

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Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries. No current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any IP Rights. No employee of the Company or any or any Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising IP Rights.

(C) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(D) The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a trade secret.

(E) Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any IP Rights to any other Person.

(F) To the Company’s Knowledge, the IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(vi) Neither the Company nor any Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any IP Rights or impair the right of the Company and its Subsidiaries to use, sell or license any IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. With respect to each of the IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiaries, and to the Company’s Knowledge, no other party to any such agreement, is in breach or default thereof in any material respect.

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(vii) Except as set forth on Section 3.1(h)(vii) of the Disclosure Schedules, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Company’s Knowledge, does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no third party is infringing upon, or violating any license or agreement with the Company or its Subsidiaries relating to any IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(viii) Each item of IP Rights that is Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Material Adverse Effect.

(ix) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(x) Except as may be set forth in the Contracts listed on Section 3.1(h)(iii) or Section 3.1(h)(iv) of the Disclosure Schedules (A) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (B) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(i) Additional Representations and Warranties. The representations and warranties set forth pursuant to the Merger Agreement in Section 2.4 (Financial Statements), Section 2.5 (Absence of Changes), Section 2.6 (Title to Assets), Section 2.7 (Real Property; Leasehold); Section 2.9 (Agreements, Contracts and Commitments), Section 2.10 (Liabilities), Section 2.11 (Compliance; Permits; Restrictions), Section 2.12 (Tax Matters), Section 2.13 (Employee and Labor Matters; Benefit Plans), Section 2.14 (Environmental Matters), Section 2.15 (Insurance) and Section 2.17 (Legal Proceedings; Orders) are true and correct, except as

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disclosed in the Eiger Disclosure Schedule, provided that for the purposes of this Agreement any representation as to the delivery of documents to Celladon shall mean the delivery of documents to each Purchaser.

(j) Transactions With Affiliates and Employees. Except as set forth on Section 3.1(j) of the Disclosure Schedules, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors of the Company, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors of the Company, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or employees, or any Affiliate thereof. Except as set forth on Section 3.1(j) of the Disclosure Schedules, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

(k) Certain Fees. Other than the Jefferies LLC (“Jefferies”) in its capacity as placement agent, no person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company shall indemnify, pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(l) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement (without giving effect to any materiality qualifiers therein) and the accuracy of the information disclosed by each Purchaser in the Investor Questionnaires delivered pursuant to Section 2.2(b)(iv) and Section 5.2(d), no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers under the Transaction Documents.

(m) Registration Rights. Other than each of the Purchasers as set forth herein and as set forth on Section 3.1(m) of the Disclosure Schedules, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(n) No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

(o) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 (without giving effect to any materiality

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qualifiers therein), neither the Company nor any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions.

(p) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing and the Merger will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Foreign Corrupt Practices. Neither the Company, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(r) No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Shares, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

(s) Merger Agreement. The Merger Agreement has not been amended or modified from the form attached hereto in any manner that would reasonably be expected to be materially adverse to the interests of any Purchaser or the value of its investment in the Shares. Neither the Company nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Merger that would reasonably be expected to be materially adverse to the interests of any Purchaser or the value of its investment in the Shares, other than as set forth in the Merger Agreement. When executed and delivered, the Merger Agreement will be in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, of each party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general

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application relating to or affecting rights of creditors. The Company has no reason to believe that the Merger will not occur promptly following the consummation of the transactions contemplated by this Agreement.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. If such Purchaser is an entity, such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is a natural person, such Purchaser has the legal capacity to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and is, or when delivered by such Purchaser in accordance with the terms hereof, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents, if any, of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c) Investment Intent. Such Purchaser understands that the Shares are “restricted securities” as defined in Rule 144 and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws. Such Purchaser is acquiring

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the Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity; such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Purchaser Status. At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, and on the Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(f) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(g) Access to Information. Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such evaluation, consultation nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents (as qualified by the Disclosure Schedules). Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.

(h) Brokers and Finders. Other than the Jefferies in its capacity as placement agent, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

(i) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents,

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and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents (as qualified by the Disclosure Schedules).

(j) Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(k) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(l) Residency. If such Purchaser is an entity, such Purchaser’s principal executive offices are, and if such Purchaser is a natural person, such Purchaser’s principal residence is, in the jurisdiction set forth immediately below such Purchaser’s name on Annex A hereto, and all communications between such Purchaser and the Company regarding the transactions contemplated by this Agreement took place within or from the state of such principal executive offices or principal residence.

(m) No Disqualification Events. No Purchaser that beneficially holds or will hold after the Closing 20% or more of the Company’s voting stock, nor, to the extent it has them, any of such Purchaser’s shareholders, members, managers, general or limited partners, directors, affiliates or executive officers, are subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The purchase of the Shares by any Purchaser that beneficially holds or will hold after the Closing 20% or more of the Company’s voting stock will not subject the Company to any Disqualification Event.

The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

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ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of the Transaction Documents, each Purchaser covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement or (ii) to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b) Legends. Certificates evidencing the Shares shall bear any legend as required by the “Blue Sky” laws of any state and a restrictive legend in substantially the following form until such time as they are not required under Section 4.1(c) (and a stock transfer order may be placed against transfer of the certificates for the Shares):

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

In addition, if any Purchaser is an Affiliate of the Company, certificates evidencing the Shares issued to such Purchaser shall bear a customary “affiliates” legend.

(c) Removal of Legends. Subject to the Company’s right to request an opinion of counsel as set forth in Section 4.1(a), the legend set forth in Section 4.1(b) above shall be removable and the Company shall issue or cause to be issued a certificate without such legend or any other legend (except for any “affiliates” legend as set forth in Section 4.1(b)) to the holder of the applicable Shares upon which it is stamped, if (i) such Shares are registered for resale and resold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), including without limitation in compliance with the current public information requirements of Rule 144 if applicable to the Company at the time of such sale or transfer, and

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the holder and its broker have delivered customary documents reasonably requested by the Company Counsel in connection with such sale or transfer, or (iii) such Shares are eligible for sale under Rule 144 without the requirement that the Company be in compliance with the current public information requirements of Rule 144 and without other restriction and Company Counsel has provided written confirmation of such eligibility to the Company. Any fees (with respect to the Company Counsel or otherwise) associated with the removal of such legend shall be borne by the Company.

4.2 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Purchaser who requests a copy in writing promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), which, subject to the accuracy of the Company’s and the Purchaser’s representations and warranties set forth herein, shall consist of the submission of all filings and reports relating to the offer and sale of the Shares pursuant to Rule 506 of Regulation D required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date, and shall provide evidence of any such action so taken to the Purchasers who request in writing such evidence.

4.3 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that Celladon and the Affiliates of the Company and the Affiliates of Celladon, shall not, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.

4.4 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares hereunder for working capital and general corporate purposes.

4.5 No Promotion. The Company agrees that it will not, and shall cause its Subsidiary not to, without the prior written consent of a Purchaser (as defined below), use in advertising, publicity, or other public communication, the name of a Purchaser or any partner or employee of a Purchaser, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, or contraction thereof owned by a Purchaser, except that the Company may make any such disclosure if, in the Company’s reasonable belief upon the advice of counsel, such disclosure is required (A) by applicable law or (B) to the extent required in connection with any filings with the Commission.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Shares at the Closing. The obligation of each Purchaser listed on Annex A hereto to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

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(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date when made and as of the Closing Date, as though made on and as of such date, except (i) where the failure of those representations and warranties would not reasonably be expected to have a Material Adverse Effect (disregarding all materiality qualifiers included in such representations and warranties), or (ii) for such representations and warranties that speak as of a different specified date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares at the Closing (except for the Required Approvals, which may be obtained after the Closing), all of which shall be and remain so long as necessary in full force and effect.

(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Merger. As notified by the Company to each of the Purchasers, each of the conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived (if permissible under applicable law) and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger immediately after the Closing on the terms and conditions set forth therein; provided that no condition shall have been waived by the Company without the prior written consent of Purchasers with the right, subject to the terms hereof, to acquire at least 75% of the Shares if the waiver of such condition would reasonably be expected to be materially adverse to the interests of any Purchaser or the value of its investment in the Shares.

(g) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.18 herein.

(h) Celladon Form S-4. The Commission shall have declared effective the registration statement on Form S-4 registering the issuance of Celladon common stock (the “Celladon Form S-4”) and no stop order suspending the effectiveness of the Celladon Form S-4 has been issued.

(i) Funding. The Actual Subscription Amount will have been released with respect to each other Purchaser in accordance with Section 2.2(c).

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(j) Required Company Stockholder Vote. The affirmative vote of each of (i) the holders of a majority of the shares of Common Stock and Preferred Stock voting as a single class and (ii) the holders of at least 60% of the shares of Preferred Stock, each outstanding on the record date and entitled to vote thereon, to adopt and approve the Merger Agreement and approve the Merger has been obtained.

5.2 Conditions Precedent to the Obligations of the Company to sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to each Purchaser listed on Annex A hereto at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made or specified, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a different specified date.

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Purchaser Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e) Merger. As notified by the Company to each of the Purchasers, each of the conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived (if permissible under applicable law) and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger immediately after the Closing on the terms and conditions set forth therein.

(f) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.18 herein.

(g) Release of Funds. The Actual Subscription Amount with respect to each Purchaser shall have been released by counsel for the Company in accordance with Section 2.2(c).

(h) Celladon Form S-4. Celladon shall have filed with the Commission the Celladon Form S-4, and there shall be no outstanding comments from, or unresolved issues raised by, the Commission with respect to the Celladon Form S-4.

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ARTICLE 6

MISCELLANEOUS

6.1 Material Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that would, as of the Merger, constitute material non-public information. The Company understands and confirms that each Purchaser will be relying on the foregoing covenant in effecting transactions in securities of the Company.

6.2 Fees and Expenses. The Company and the Purchasers shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that the Company shall, at the Closing, reimburse the reasonable fees and expenses of Cooley LLP, as counsel to HBM Healthcare Investments (Cayman) Ltd., not to exceed $75,000.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter thereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a “.pdf” format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.4 prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a “.pdf” format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.4 on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	E Pharmaceuticals, Inc.

Telephone No.:
Facsimile No.:

23.

E-Mail:
Attention: Chief Executive Officer

With a copy to:		Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Telephone No.: (650) 843-5000
Facsimile No.: (650) 849-7400
	E-Mail:	gsato@cooley.com
mtenta@cooley.com

If to a Purchaser:		To the address set forth under such Purchaser’s name on its signature page hereof;

With a copy to:		Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Telephone No.: (650) 843-5000
Facsimile No.: (650) 849-7400
	E-Mail:	mkhodadad@cooley.com

Attn: Mehdi Khodadad

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.5 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Purchasers holding or having the right to acquire at least 75% of the Shares to be purchased at the Closing or then outstanding and Celladon; provided that in no event shall Celladon unreasonably withhold, condition or delay its consent to any such waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.

6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

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6.7 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers (other than by merger or consolidation or to an entity which acquires the Company, including by way of acquiring all or substantially all of the Company’s assets). Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Shares in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the “Purchasers”.

6.8 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in the immediately preceding Section 6.7, is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, however, that in respect of all periods prior to a termination of the Merger Agreement: (a) Celladon shall be an express third party beneficiary of Sections 6.5 and 6.18 of this Agreement and shall be entitled to specifically enforce the terms thereof; and (b) upon the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, Celladon shall be an express third party beneficiary of this Agreement and shall be entitled to specifically enforce the terms hereof, including the obligations of the parties to sell and purchase the Shares, provided, further that Jefferies LLC is an intended third-party beneficiary of this Agreement as set forth in Section 6.20.

6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Federal District Court in Wilmington, Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Federal District Court in Wilmington, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of the Federal District Court in Wilmington, Delaware, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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6.10 Survival. The representations and warranties contained herein shall terminate at the Closing and only the agreements and covenants contained herein that by their terms survive the Closing shall survive the Closing in accordance with their terms.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor and achieves that same or substantially the same effect or result, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent, if other than the Company, of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent, if other than the Company, for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company, and upon the satisfaction or waiver of the conditions set forth in Section 5.1 and 5.2, Celladon, will be entitled to specific performance under the Transaction Documents. The parties agree that irreparable damage would occur in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached and that monetary damages will not be adequate compensation for any loss incurred by the Purchasers, the Company or Celladon by reason of any breach of any such provisions. Each of the Purchasers and the Company hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate and any bond, surety or other security that might be required of any Person with respect thereto.

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6.15 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.16 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination, recapitalization, merger, consolidation or other reorganization or similar event occurring after the date hereof, each reference in any Transaction Document to the Shares, a number of shares, a price per share or the class or type of securities with respect to the Shares shall be deemed to be amended to appropriately account for such event.

6.17 Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser. The Company’s obligations to each Purchaser under this Agreement and the other Transaction Documents are identical to its

27.

obligations to each other Purchaser other than such differences resulting solely from the number of Shares purchased by such Purchaser.

6.18 Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned (i) at any time prior to the Closing, by mutual written consent of the Company and Purchaser, provided, however, that prior to the termination of the Merger Agreement, the Purchaser and the Company shall not terminate this Agreement except with the prior written consent of Celladon (which consent may not be unreasonably withheld, delayed or conditioned); (ii) if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the End Date, as defined in the Merger Agreement (the “End Date”), by any Purchaser listed on Annex A hereto (with respect to itself only), upon written notice to the other; or (iii) by either the Company or any Purchaser listed on Annex A (with respect to itself only) upon written notice to the other if consummation of the transactions contemplated hereby would violate any nonappealable order, degree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 6.18 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 6.18 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section 6.18, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 6.18, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other or to Celladon Corporation, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

6.19 Waiver of Conflicts. Each Purchaser acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Each Purchaser understands that the Company has been represented in the preparation, negotiation and execution of this Agreement by Cooley LLP, that at least one of the Purchasers is represented by Cooley LLP in this transaction and that Cooley LLP now or may in the future represent one or more Purchasers or their Affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of such Purchasers or their Affiliates in matters of a nature similar to those contemplated by this Agreement. The Company and each Purchaser hereby acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and hereby waives any conflict arising out of such representation with respect to the matters contemplated by this Agreement.

6.20 Reliance by and Exculpation of Jefferies as Placement Agent.

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(a) Exculpation. Each Purchaser agrees and acknowledges that (i) Jefferies, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Shares, and such Purchaser will not rely on any statements made by Jefferies, orally or in writing, to the contrary; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares, (iii) it will be purchasing Shares based on the results of its own due diligence investigation of the Company, (iv) it has negotiated the offer and sale of the Shares directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. Each Purchaser further represents and warrants to Jefferies that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Shares, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. In light of the foregoing, to the fullest extent permitted by law, each Purchaser and the Company release Jefferies, its employees, officers, representatives and affiliates from any liability with respect to such Purchaser’s participation in the offer and sale of the Shares including, but not limited to, any improper payment made in accordance with the information provided by the Company. This Section 6.20 shall survive any termination of this Agreement. Jefferies has introduced each Purchaser to the Company in reliance on the Purchaser’s understanding and agreement to this Section 6.20.

(b) The parties agree and acknowledge that Jefferies may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Purchasers contained in this Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to Jefferies. The parties further agree that Jefferies may rely on the legal opinion to be delivered pursuant to Section 2.2(a)(ii) hereof.

(c) Each party hereto agrees for the express benefit of Jefferies, that: (1) neither Jefferies, nor any of its affiliates or any of its representatives (A) has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of November 18, 2015, between the Company and Jefferies (the “Engagement Letter”); (B) shall be liable for any improper payment made in accordance with the information provided by the Company; (C) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Transaction Documents; or (D) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Agreement or any Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith; and (2) Jefferies, its affiliates and its representatives shall be entitled to (A) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company and (2) be indemnified by

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the Company for acting as placement agent hereunder pursuant the indemnification provisions set forth in the Engagement Letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOR THE COMPANY AND PURCHASERS FOLLOW]

30.

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Cory
Name:	David Cory
Title:	Chief Executive Officer

PURCHASER: HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc LeSieur
Name:	Jean-Marc LeSieur
Title:	Managing Director

Address for Notice:

Governors Square, Suite #4-212-2
23 Lime Tree Bay Avenue
West Bay
Grand Cayman, Cayman Islands

Facsimile No.: +1-345-946-8003

Attention: Jean-Marc LeSieur
Email: lesieur@hhbmcayman.com

PURCHASER: VIVO VENTURES FUND VI, L.P.

By: Vivo Ventures VI, LLC, its general partner

By:	/s/ Edgar Engleman
Name:	Edgar Engleman
Title:	Managing Member

Address for Notice:
575 High Street. Suite 201
Palo Alto, CA 94301

Facsimile No.: 650-688-0815

Attention: Edgar Engleman

Email: eengleman@vivocapital.net

PURCHASER: VIVO VENTURES VI AFFILIATES FUND, L.P.

By: Vivo Ventures VI, LLC, its general partner

By:	/s/ Edgar Engleman
Name:	Edgar Engleman
Title:	Managing Member

Address for Notice:
575 High Street. Suite 201
Palo Alto, CA 94301

Facsimile No.: 650-688-0815

Attention: Edgar Engleman

Email: eengleman@vivocapital.net

PURCHASER: InterWest Partners X, LP

By:	/s/ Khaled A. Nasr
Name:	Khaled A. Nasr
Title:	Venture Member

Address for Notice:
2710 Sand Hill Rd, Suite 200
Menlo Park, CA 94025

Telephone No.: 650-854-8585

Facsimile No.: 650-854-4706

Attention: Karen Wilson, CFO

Email: kwilson@interwest.com
Email: interwestnina@gmail.com

PURCHASER

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC
Its: General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Its:	Authorized Signatory

Address for Notice:

220 Park Plaza, Suite 1200
Boston, MA 02116

Telephone No.:

Facsimile No.:

Attention: Nicholas McGrath

E-Mail: nmcgrath@racap.com

PURCHASER

By:	/s/ Eric M. Koehrson	/s/ Jannine M. Lall
Name:	Eric M. Koehrson	Jannine M. Lall
Title:	DUMAC, Inc. Authorized Agent	DUMAC, Inc. Authorized Agent

Address for Notice:

280 South Mangum Street, Suite 210
Durham, NC 27701

Telephone No.: 919-668-9995

Facsimile No.: 919-668-9926

Attention: Jannine Lall

E-Mail: blackwell@dumac.duke.edu

PURCHASER

Monashee Capital Master Fund LP

By:	/s/ Jeff Muller
Name:	Jeff Muller
Title:	Chief Compliance Officer

Address for Notice:

125 High Street, 28th Floor
Boston, MA 02110

Telephone No.: 617-854-9197

Facsimile No.:

Attention:

E-Mail: jeff@monasheecap.com

PURCHASER

Titan Perc, Ltd

By:	/s/ Darren Ross
Name:	Darren Ross
Title:	Director

Address for Notice:

750 Washington Blvd, 10th Floor

Telephone No.: 203-327-8600

Facsimile No.: 203-327-8599

Attention: Darren Ross

E-Mail: dross@titanadvisors.com

PURCHASER

Sphera Global Healthcare Master Fund

By:	/s/ Sphera Global Healthcare Master Fund
Name:	Sphera Global Healthcare Master Fund
Title:	Director

Address for Notice:

c/o Sphera Funds Management
21 Ha’arbaa St. Tel-Aviv

Telephone No.: +972-3-684-5589

Facsimile No.: +972-3-684-5621

Attention: Liana Hartal

E-Mail: operations@spherafund.com

PURCHASER

Sabby Healthcare Master Fund, Ltd

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO of Investment Management

Address for Notice:

c/o Sabby Management, LLC
10 Mountainview Road, Suite 205
Upper Saddle River, N07458

Telephone No.: 646-307-4527

Facsimile No.:

Attention: Robert Grundstein

E-Mail: rgrundstein@sabbycapital.com

ANNEX A:	Schedule of Purchasers
ANNEX B:	Agreement and Plan of Merger and Reorganization

EXHIBITS:

A:	Instruction Sheet
B-1:	Investor Questionnaire
B-2:	Stock Certificate Questionnaire
C:	Form of Secretary’s Certificate
D:	Form of Compliance Certificate

ANNEX A

SCHEDULE OF PURCHASERS

Investment Syndicate	Investment Amount	Calculated Shares	Shares Purchased Rounded Down To Whole Shares

HBM Healthcare Investments (Cayman) LTD.	$10,000,000	6,665,777.90	6,665,777.0

Vivo Venture Fund VI, L.P.	$6,949,093	4,632,111.05	4,632,111.0

Vivo Ventures VI Affliates Fund, L.P.	$50,907	33,933.48	33,933.0

Interwest Partners X, LP	$7,000,000	4,666,044.53	4,666,044.0

RA Capital Healthcare Fund, L.P.	$4,185,000	2,789,628.05	2,789,628.0

Blackwell Partners LLC – Series A	$815,000	543,260.90	543,260.0

Monashee Capital Master Fund LP	$2,000,000	1,333,155.58	1,333,155.0

Titan Perc, Ltd.	$2,000,000	1,333,155.58	1,333,155.0

Sphera Global Healthcare Master Fund	$2,500,000	1,666,444.47	1,666,444.0

Sabby Healthcare Master Fund, Ltd.	$4,000,000	2,666,311.16	2,666,311.0

Total	$39,500,000	26,329,823	26,329,818.0

		Price Per Share	1.5002